EXHIBIT 19.1
STEPSTONE GROUP INC.
INSIDER TRADING POLICY
I.Introduction
Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material non-public information (defined in Section II.B. of the following policy) from disclosing this information to others who then trade.
StepStone Group Inc. (“STEP” and, together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in STEP securities and securities of certain other public companies by members of the STEP Board of Directors (“Directors”), officers, and employees, and outside directors of the boards of directors of Company subsidiaries, and certain other persons with access to material non-public information whom the Company has notified, such as certain contractors and consultants (collectively, “Company Persons”). This Policy also applies to (i) Company Persons’ “family members”1 and (ii) corporations or other business entities controlled or managed by any Company Persons or their family members, and trusts or other entities for which any Company Persons or their family members is the trustee (together, “Controlled Entities”). All references in this Policy to you or Company Persons should be read to include all family members and Controlled Entities.
You are responsible for ensuring that you and any family member and any applicable Controlled Entity do not violate federal or state securities laws or this Policy. Therefore, you should make your family members aware of the need to confer with you before they trade in STEP securities, and you should treat all transactions by your family members and Controlled Entities for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.
If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition to the potential criminal and civil liabilities mentioned above, in certain circumstances, the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. Furthermore, the Company (and its executive officers and Directors) could itself face penalties of up to $25 million for failing to take steps to prevent insider trading in the Company’s securities.
    1    For purposes of this Insider Trading Policy, “family members” include anyone who resides with you (including a spouse, domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household (other than household employees), and any family members who do not live in your household but whose transactions in STEP securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in STEP securities (collectively referred to as “family members”).

Without regard to the civil or criminal penalties that may be imposed by others, willful violation of this Policy and its procedures may constitute grounds for dismissal.
Both the U.S. Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market LLC (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully. Employees are also subject to the Company’s Code of Ethics, which requires full compliance with all applicable trading restrictions in this Policy.
II.Policies and Procedures
A.Trading Policy
1.Except as otherwise specified below with respect to certain exempt transactions or in Section II.E below, you may not trade, either personally or on behalf of others (such as investment funds and private accounts managed by the Company) in STEP securities or securities of Covered Companies (as defined below), while in possession of material non-public information about the relevant company. This Policy against “insider trading” applies to trading in (i) STEP securities, while you are in possession of material non-public information concerning the Company or STEP securities, and (ii) trading in the securities of (x) the Company’s clients, customers and vendors and (y) any entity with which the Company is evaluating or negotiating a major investment or other transaction or opportunity if, in the case of clauses (x) and (y), in the course of working for the Company, you learn of material non-public information about any such company or its securities (entities described in clauses (x) and (y) referred to collectively as “Covered Companies”). See also additional restrictions set forth in Section II.B.3 below for additional information regarding certain other companies.
2.You may not convey material non-public information about the Company or any Covered Company to others. You also may not suggest that anyone purchase or sell STEP securities or any other Covered Company’s securities described in paragraph 1 of this Section II.A, while you are aware of material non-public information about the relevant company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed material non-public information. This policy against “tipping” applies to information about the Company and STEP securities, as well as to information about Covered Companies and their securities as described in paragraph 1 of this Section II.A. This policy does not
Rev. 2026-03-10 2

restrict legitimate business communications on a “need to know” basis. Material non-public information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company (including, in some cases and if appropriate, a written confidentiality agreement). For additional information, please see STEP’s Guidelines for Public Disclosures and Communications with the Investment Community.
3.If you are a Section 16 Reporting Person (as defined below), you are prohibited from engaging in short-term trading in STEP securities (generally defined as selling STEP securities within six months following a purchase or vice versa).
4.If you are a Restricted Person, you (and your designees) are prohibited from purchasing financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) and from otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of STEP securities (i) granted to you by the Company or (ii) held, directly or indirectly, by you. You (and your designees) are also prohibited from short sales (selling STEP securities you do not own) and transactions involving publicly traded options or other derivatives, such as trade in puts or calls in STEP securities
5.Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, if you are a Restricted Person, you are prohibited from holding STEP securities in a margin account or pledging STEP securities as collateral for a loan.
6.If you are a Restricted Person that is neither an officer nor a Director of STEP, and you are not otherwise a Section 16 Reporting Person (as defined below), you may request an exemption from clauses 4 and 5 above, which exemption must be approved by the Chief Legal Officer (“CLO”) and either the President or the Chief Executive Officer of STEP. After receiving such approval, any (a) hedging or offset, or (b) holding of STEP securities in a margin account or pledging STEP securities as collateral, may occur, provided that (i) you confirm to the Chief Compliance Officer (“CCO”) that you do not possess material non-public information regarding the Company or STEP securities and (ii) the Company concurs that it is not aware that you possess such material non-public information, and in the case of clause (b) above, (iii) the applicable secured party agrees that any exercise of such party’s rights over the margin account or collateral is subject to (A) your confirmation that you do
Rev. 2026-03-10 3

not possess material non-public information regarding the Company or STEP securities at the time of such exercise and (B) the Company’s concurrence that it is not aware that you possess such material non-public information.
7.For purposes of this Policy, a sale of shares of Class A common stock directed by STEP, including those held by Restricted Persons who are not Section 16 Reporting Persons, in order to cover STEP’s or such Restricted Person’s withholding tax obligations in accordance with STEP’s long-term incentive plan resulting, for example, from the vesting or settlement of restricted stock units (“RSUs”) under such plan or sales to cover taxes from the vesting or settlement of RSUs pursuant to pre-existing award agreements, shall not be considered “trading” or a “transaction” that is covered by this Policy.
For the avoidance of doubt, the foregoing restrictions apply to all Company Persons, as well as their respective family members and such persons’ Controlled Entities. The SEC and federal prosecutors may presume that trading by family members and Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
For purposes of this Policy, other than as specifically provided above, references to “trading” and “transactions” include, among other things:
•purchases and sales of STEP securities;
•sales of STEP securities obtained through purchases in the employee stock purchase plan (“ESPP”);
•sales of STEP securities obtained through the exercise of employee stock options granted by the Company, including as part of broker-assisted cashless exercise (i.e., the broker selling some or all of the shares underlying the option on the open market), or following vesting and settlement of RSUs or other equity grants (other than as provided in Section II.A.7 above);
•making gifts of STEP securities; and
•using STEP securities to secure a loan.
While the exercise of STEP stock options granted under the Company’s equity plan is not generally considered to be a “transaction” for purposes of this Policy if no shares are to be sold or if there is a “net share exercise,” any such exercise should still be pre-cleared in accordance with procedures set forth in Section II.D.4 below for those persons who are subject to the pre-clearance procedures.
For the avoidance of doubt, the following are not considered to be “transactions” that are subject to this Policy: (i) purchases of STEP securities (or securities convertible into STEP securities) from the Company in a transaction approved by the STEP Board of Directors or
Rev. 2026-03-10 4

exchanging, or electing to exchange, Class B, Class C or Class D partnership units of StepStone Group LP for Class A shares of STEP; (ii) sales of STEP securities in a registered offering approved by the STEP Board of Directors; (iii) transferring shares to an entity that does not involve a change in the Beneficial Ownership (as defined below) of the shares (for example, transferring shares from one brokerage account you control to another brokerage account you control); (iv) for those who are not Restricted Persons, purchases of STEP securities resulting solely from the automated reinvestment of STEP dividends via Morgan Stanley (or an Alternative Broker, where applicable); provided that your election to participate in the reinvestment program or increasing or decreasing your level of participation must be done when you are not in possession of material non-public information about the Company or STEP securities; and (v) the vesting and settlement of restricted stock units or restricted stock, or the exercise of a tax withholding right pursuant to which you or the Company elect to have STEP withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units, without any accompanying market sale of shares acquired upon vesting or settlement, as applicable. This Policy also does not apply to purchases of STEP securities in the ESPP: (i) resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the ESPP; or (ii) resulting from lump sum contributions to the ESPP; provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the ESPP for any enrollment period, but enrollment or changes in the amount of periodic contributions do not require pre-clearance through the Compliance Platform as the Company will perform pre-clearance in respect of your election without your initiation. In contrast, your sales of STEP securities purchased pursuant to the ESPP are subject to pre-clearance as indicated above. Transactions in mutual funds or exchange-traded funds that are invested in STEP securities are not transactions subject to this Policy as long as (i) you do not control the investment decisions on individual stocks within the fund or portfolio and (ii) STEP securities do not represent greater than five percent (5%) of the assets of the fund or portfolio. You should consult with the CCO or the CLO, if you have any questions.
B.What is “Material Non-Public Information”?
1.Material Information
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Either positive or negative information may be material. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material, as well as any questions regarding specific transactions, to the CLO.
Material information often relates to a company’s financial results and business operations, including, for example, earnings results, changes in previously released earnings estimates, unexpected financial results, unpublished financial reports or projections, dividend changes, stock splits, the proposed or contemplated issuance, redemption or repurchase of securities, significant merger or acquisition proposals or agreements, actual or threatened significant litigation, liquidity problems, extraordinary management developments, changes in
Rev. 2026-03-10 5

control, and any other facts which might cause the company’s financial results to be substantially affected. Information that affects a company’s earnings and business may be material, including, with respect to the Company, important metrics like assets under management, assets under advisement, fee-related earnings and fee-earning assets under management. In addition, information about a company’s underlying performance may be material, such as, with respect to the Company, information about the launch of new funds of the Company, the Company’s data and technology platforms (including certain significant cybersecurity incidents) and the Company’s funds or investments. Material information also may relate to the market for a company’s securities or changes in officers or directors. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publication information regarding reports in the financial media also may be material.
Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade.
2.Non-public Information
Non-public information is information that is not generally known or available to the public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a properly noticed broadcast, a public filing with the SEC, a company press release over the business wire, the Dow Jones “tape,” The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been widely disseminated. Generally, for purposes of this Policy as it applies to trading in STEP securities, you should consider information to be non-public until one full trading day (i.e., a day on which the Nasdaq is open for trading) have lapsed following public disclosure. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
Discussing previously disclosed historical information about the Company or facts that are generally known to the public is not ordinarily a prohibited disclosure. However, commenting on or updating previously disclosed information (e.g., financial projections) may in certain circumstances constitute disclosure of material non-public information.
3.Material Non-Public Information Regarding Other Companies
The Company and its Directors, officers, and employees frequently receive material non-public information in the course of our due diligence activities (typically, but not exclusively, in connection with potential co-investments) or as part of our research efforts. In this context, it is crucial for Supervised Persons (as defined below in Section III) to immediately notify the CCO or the CCO of StepStone Group Europe Alternative Investments Limited (“SGEAIL CCO”), as applicable, if a company for which we have material non-public information has outstanding public securities, so that they can be placed on the Restricted List (as defined below in Section III). Similarly, Supervised Persons should notify the CCO or SGEAIL CCO, as applicable, if the general partner or sponsor of a fund that the Company has put into due diligence has publicly
Rev. 2026-03-10 6

traded securities outstanding, since the due diligence process is likely to involve contact with material non-public information. This requirement applies even if the security represents only a very small public stub, is obscure and not readily discoverable through internet searches, is listed solely on a remote foreign exchange or not listed on any exchange, and trades only very thinly or not at all. To protect yourself, our clients and the Company, you should contact the CCO or SGEAIL CCO, as applicable, immediately if you believe that you may have received material non-public information concerning a public company. After the CCO or SGEAIL CCO, as applicable, has reviewed the issue, the Company will determine whether the information is material and non-public and, if so, what action the Company will take.
Before executing any trade for yourself or others, including investment funds or private accounts managed by the Company, or recommending a trade to others, you must determine whether you have access to material non-public information about a company. If you think that you might have access to such material non-public information, you are obligated to:
•Report the information and proposed trade immediately to the CCO or SGEAIL CCO, as applicable.
•Refrain from purchasing or selling the securities on behalf of yourself or others, including investment funds or private accounts managed by the Company.
•Avoid communicating the information inside or outside the Company, other than to the CCO or SGEAIL CCO, as applicable.
Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Independent Directors and Supervised Persons should exercise extreme caution any time they become aware of non-public information relating to a tender offer.
C.Unauthorized Disclosure
All Company Persons must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially non-public information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives, or business or social acquaintances.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts
Rev. 2026-03-10 7

and investors and only in accordance with the Company’s Guidelines for Public Disclosures and Communications with the Investment Community. If you receive inquiries of this nature, refer them to the CLO.
D.When and How to Trade Company Stock
1.Overview
The Company requires its Independent Directors, Supervised Persons and Restricted Persons (as defined below in Section III) to pre-clear trades via the Compliance Platform (as defined below) (or, for Independent Directors, with the CLO or the CLO’s designee) and, for United States based persons, to hold all STEP securities via the Morgan Stanley equity administration system (including family members (as defined above) and Controlled Entities of such persons, other than family members who do not share any such person’s household). Regardless of your status, you may not trade STEP securities if you are aware of material non-public information about STEP.
Furthermore, Restricted Persons are required to comply with the additional restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.
2.Window Periods
Restricted Persons, as well as their family members and Controlled Entities, may only trade in STEP securities from the date that is one full trading day after an earnings release to the end of business on the 15th of each March, June, September and December (such period, the “Window Period”). If, however, the Window Period is scheduled to close on a non‐trading day, the Window Period will close at the close of trading on the previous trading day.
However, even if the Window Period is open, Restricted Persons may not trade in STEP securities if such person is aware of material non-public information about the Company or STEP securities. In addition, Restricted Persons must pre-clear transactions via the Company’s third party compliance software provider (the “Compliance Platform”) (or, for Independent Directors of STEP, with the CLO or the CLO’s designee) even if the Restricted Person initiates them when the Window Period is open.
From time to time during the Window Period, STEP may close trading due to developments (such as a significant event or transaction) that involve material non-public information. In such cases, the Legal and Compliance Departments may notify particular individuals that they should not engage in any transactions involving the purchase or sale of STEP securities, and should not disclose to others the fact that trading has been prohibited.
Generally, all pending purchase and sale orders regarding STEP securities that could be, but are not, executed while the Window Period is open must be cancelled before it closes.
In light of these restrictions, if you are a Restricted Person and expect a need to sell STEP stock at a specific time in the future, you may wish to consider entering into a prearranged
Rev. 2026-03-10 8

Rule 10b5-1 trading plan, as discussed below, which is exempt from restrictions set forth in this Section II.D.2.
3.No Short-Term Trading of STEP Securities
Any STEP securities purchased on the open market or otherwise acquired by Section 16 Reporting Persons, or such individuals’ family members or any such person’s Controlled Entities, must be held for a minimum of six months. Note that the SEC’s short swing profit rules already penalize Section 16 Reporting Persons who sell any STEP securities within six months of a purchase by requiring such person to disgorge all profits to the Company whether or not such person had knowledge of any material non-public information about the Company or STEP securities. “Section 16 Reporting Persons” are Directors, director emeriti and executive officers of the Company, and any other person deemed to hold more than 10% of the Class A shares (registered class of equity securities), who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
For the avoidance of doubt, same day cashless exercises of stock options are not subject to this prohibition, provided that there were no previous purchase transactions on the open market within six months of the exercise date.
4.Pre-clearance
As mentioned above, the Company requires all United States-based Supervised Persons and Restricted Persons (and their family members and Controlled Entities, except as explicitly provided above) to hold all STEP securities via the Morgan Stanley equity administration system. Supervised Persons and Restricted Persons based outside the United States may hold STEP securities with brokers approved by the CCO (“Alternative Brokers”).
All Independent Directors, Supervised Persons and Restricted Persons must obtain pre-clearance via the Compliance Platform (or, for Independent Directors, with the CLO or the CLO’s designee) in advance of effecting any purchase, sale or other trading of STEP securities, including elections to exchange Class B, Class C or Class D partnership units for Class A shares and exercises of stock options granted under STEP’s equity plan (including where no shares are to be sold). The pre-clearance policy applies to these people even if they are initiating a transaction while the Window Period is open. The pre-clearance policy also applies to any family member of an Independent Director, Supervised Person or Restricted Person, as well as Controlled Entities of an Independent Director, Supervised Person or Restricted Person.
If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained (other than elections to exchange Class B, Class C or Class D partnership units for Class A shares, which are generally permitted by the Company to be executed on a quarterly basis), but regardless may not be executed if you acquire material non-public information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed. Additionally, any Supervised Persons based in China
Rev. 2026-03-10 9

or Switzerland must provide the COO a confirmation of the completion of any transaction in STEP securities from such person’s Alternative Broker no later than five business days after completion of the transaction, to the extent that such Alternative Broker does not have a direct trade feed to the Compliance Platform.
If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in STEP stock, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require pre-clearance at the time of the transaction.
E.Rule 10b5-1 Trading Plans
Restricted Persons and/or their family members and Controlled Entities are permitted to enter into a Rule 10b5-1 trading plan that meets certain conditions specified in Rule 10b5-1 under the Exchange Act. Rule 10b5-1(c) provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions.
Under this Policy, the adoption, amendment or termination of a Rule 10b5-1 trading plan must meet the requirements set forth in “Appendix A: Guidelines for Rule 10b5-1 Trading Plans,” including the requirement that the plan be reviewed and approved in advance by the CLO or the CLO’s designee. If you wish to implement a Rule 10b5-1 trading plan, you must first pre-clear the plan with the CLO or the CLO’s designee at least five trading days prior to the entry into the plan. Because the SEC rules on Rule 10b5-1 trading plans are complex, you should consult with Morgan Stanley and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan. Supervised Persons who are not Restricted Persons generally are not expected to enter into Rule 10b5-1 trading plans and should instead follow the procedures regarding pre-clearance in Section II.D.4 above for all transactions in STEP securities.
F.Post-Termination
This Policy continues to apply to your transactions in STEP securities and securities of Covered Companies (as applicable) even after you have terminated employment or other services to the Company. If you are aware of material non-public information when your employment or service relationship terminates, you may not transact or trade in STEP securities or securities of Covered Companies (as applicable) until that information has become public or is no longer material.
G.Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in STEP securities (note that transactions under equity-based compensation plans should occur in accordance with terms of plans and award agreements).
H.Noncompliance
Rev. 2026-03-10 10

Anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
I.General Exception Authority

Except where this Policy expressly specifies a different approval authority or expressly prohibits an exception, the President and the Chief Legal Officer, acting jointly, may grant written exceptions to the requirements of this Policy on a case-by-case basis, subject to applicable law and Nasdaq and SEC requirements.
III.Definitions
For the purposes of this Policy, the following definitions shall apply:
“Account” means any personal investment or trading account of a Supervised Person in which a Supervised Person has any Beneficial Ownership, any investment or trading account for which a Supervised Person is a trustee or custodian and any investment or trading account over which a Supervised Person can exercise any direct or indirect control or influence trading or investment decisions.
“Beneficial Ownership” means the ability to manage or dispose of the security. Beneficial Ownership can exist either directly, in the case of securities that are held by you in a brokerage account, or indirectly, in the case of securities that are held by other entities, such as an investment fund or a trust if you serve as manager or trustee or are otherwise able to control, influence or manage transactions by the entity. A Supervised Person is presumed to have Beneficial Ownership of securities that are held by any of his or her family members or domestic partner who resides in the Supervised Person’s household or to whom the Supervised Person contributes material financial support.
“Independent Director” means any director of the StepStone Group Inc., StepStone Group Real Estate Holdings LLC, StepStone Group Real Asset Holdings LLC, or Swiss Capital Alternative Investments AG who is not an employee, officer or partner of the Company or its affiliates.
“Restricted List” is the list of publicly traded securities, captured on the Compliance Platform, at any point in time that, due to the possession or possible possession within the Company of information that may be material non-public information, or for any other reason of law or policy, the CCO, or SGEAIL CCO, as applicable, has determined that the Supervised Persons should not be personally purchasing or selling.
“Restricted Persons” include, without limitation, (a) Directors and officers of StepStone Group Inc., including, for the avoidance of doubt, the CLO and Chief Accounting Officer, (b) the CCO, the Global Head of Human Resources, the Head of Tax and the Head of Fund Accounting, and (c) certain other employees who are so designated (and notified) permanently or from time to time by the CLO or the CCO, as well as, in the case of each clause (a), (b) and (c), such person’s
Rev. 2026-03-10 11

family members and their Controlled Entities. Employees may review their Restricted Person status in UKG.
“Supervised Person” includes members, officers and partners (natural persons) of the Company or its affiliates (or other persons occupying a similar status or performing similar functions); employees of the Company or its affiliates; and any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control. Any temporary employee of the Company shall not be considered a Supervised Person unless such person (i) has access to non-public information regarding any client’s purchase or sale of securities, or non-public information regarding the current or potential portfolio holdings of any fund or account that the Company or its controlled affiliates manages; or (ii) is involved in making securities recommendations to clients.
Last revised: March 10, 2026

Rev. 2026-03-10 12

Appendix A:

Guidelines for Rule 10b5-1 Trading Plans
Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to the Insider Trading Policy (the “Insider Trading Policy”) of StepStone Group Inc. (“STEP” and, together with its subsidiaries, the “Company”) must enter into a Rule 10b5-1 trading plan for transactions in STEP securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Trading Plan”).
As such, the Company permits Restricted Persons as well as such persons’ family members (as defined in the Insider Trading Policy) and Controlled Entities to enter into Rule 10b5-1 Trading Plans and has adopted the following guidelines regarding the adoption, modification and termination of any such Rule 10b5-1 Trading Plans. All references in these guidelines to you or Restricted Persons of the Company should be read to include all such persons and entities listed in the preceding sentence. Capitalized terms used in these guidelines without definition have the meaning set forth in the Insider Trading Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Chief Legal Officer (“CLO”) or the CLO’s designee will interpret and administer these guidelines for compliance with Insider Trading Policy and the requirements below. No personal legal or financial advice is being provided by the Company’s Legal Department regarding any Rule 10b5-1 Trading Plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 Trading Plan and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney, Morgan Stanley, or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that if you are a Director or Section 16 officer (as defined below), STEP is required to disclose the material terms of your Rule 10b5-1 Trading Plan, other than respect to price, in STEP’s periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).
1.Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved, first by Morgan Stanley, and then by the CLO or the CLO’s designee prior to its adoption. If you wish to implement a Rule 10b5-1 Trading Plan, you must pre-clear the plan with the CLO or the CLO’s designee at least five trading days prior to the entry into the plan in accordance with the procedures set forth in the Insider Trading Policy; thus it is recommended that you reach out to Morgan Stanley in enough time to meet this deadline.
2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time when:
●You are not aware of any material non-public information about the Company or STEP securities; and
Rev. 2026-03-10 13

●The Window Period is open (and there is no special blackout in place), if applicable.
3.Plan Instructions. Any Rule 10b5-1 Trading Plan you adopt must either (i) specify the amount, price and date of the sales (or purchases) of STEP securities to be effected, (ii) provide a formula, algorithm or computer program for determining when to sell (or purchase) the STEP securities, the quantity to sell (or purchase) and the price; or (iii) delegate decision-making authority with regard to these transactions to a broker or other agent without any material non-public information about the Company or the STEP securities. For the avoidance of doubt, you may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
4.Signed. The Rule 10b5-1 Trading Plan must be signed by you.
5.No Hedging. You may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
6.Good Faith Requirements. You must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or Rule 10b-5. You must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
7.Certifications for Directors and Officers. If you are a Director or officer, as defined in Rule 16a-1(f) under the Exchange Act (“Section 16 officer”), the Rule 10b5-1 Trading Plan must include the following certifications required by Rule 10b5-1(c)(1)(ii)(C): at the time of adoption of the Rule 10b5-1 Trading Plan, (1) you are not aware of any material non-public information about the Company or STEP securities; and (2) you are adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b5-1 and 10b-5 under the Exchange Act.
8.Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
●If you are a Director or Section 16 officer, the later of (1) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
●If you are not a Director or Section 16 officer, 30 days after adoption of the Rule 10b5-1 Trading Plan.
9.No Overlapping Rule 10b5-1 Trading Plans. No more than one Rule 10b5-1 Trading Plan can be effecting trades at a time (subject to certain exceptions). Notwithstanding the
Rev. 2026-03-10 14

foregoing, two separate Rule 10b5-1 Trading Plans can be in effect at the same time (but not trading at the same time) so long as your later-commencing plan meets all the conditions set forth in Rule 10b5-1. Depending on the circumstances, terminating your earlier-commencing plan after entering into your later-commencing plan may cause plan(s) to no longer be eligible for the affirmative defense under Rule 10b5-1. For additional information about terminations, refer to Section 11. Please consult the CLO or the CLO’s designee with any questions regarding overlapping plans.
10.Single Transaction Plans. You may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
11.Modifications and Terminations.
●Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If you are considering administerial changes to your Rule 10b5-1 Trading Plan, such as changing the account information, you should consult with the CLO or the CLO’s designee to in advance to confirm that any such change does not constitute an effective termination of your plan.
As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the CLO or the CLO’s designee in accordance with pre-clearance procedures set forth in the Insider Trading Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 10 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.
●The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the CLO or the CLO’s designee in accordance with pre-clearance procedures set forth in the Insider Trading Policy and these guidelines. Except in limited circumstances, the CLO (or the CLO’s designee, as applicable) will not approve the termination of a Rule 10b5-1 Trading Plan unless:
i.You terminate a Rule 10b5-1 Trading Plan at a time when you are not aware of material non-public information about the Company or STEP securities; and
ii.The Window Period is open (and there is no special blackout in place), if applicable.

Rev. 2026-03-10 15